EXHIBIT 22.1
List of Issuers and Guarantor Subsidiaries
The following entities are the issuer and guarantors of Vital Energy, Inc.’s senior unsecured notes.

Entity	Jurisdiction of Organization	Role
Vital Energy, Inc.	Delaware	Issuer
Vital Midstream Services, LLC	Delaware	Guarantor